EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-56896 and 333-108298) of John B. Sanfilippo & Son, Inc. of our report dated August 27, 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 10-K.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Chicago, Illinois
August 27, 2008